Exhibit 11.1

R&L SCHUCK – CPAs, LLC Accountants and Finance Consultants	6710 Main Street, Suite 233 Miami Lakes, Florida 33014 Phone: (305) 362-1040 Fax: (305) 362-3344

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Offering Statement on Form 1-A dated September 26, 2022 of our audit report dated August 24, 2022, relating to the financial statements of Zergratan, SA, Inc., as of June 30, 2022 and for the period from inception (May 16, 2022) through June 30, 2022. Our report with respect to those financial statements includes an emphasis of matter paragraph relating to the uncertainty of Zergratran, SA, Inc. ability to continue as a going concern.

R&L Schuck – CPAs, LLC

Miami Lakes, FL

September 26, 2022